Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Inducement Award Plan of Intra-Cellular Therapies, Inc. of our reports dated March 2, 2020, with respect to the consolidated financial statements of Intra-Cellular Therapies, Inc. and the effectiveness of internal control over financial reporting of Intra-Cellular Therapies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, MD

March 2, 2020